Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012,  except with respect to our opinion on the consolidated financial statements insofar as it relates to the adoption of the new accounting guidance for the costs to acquire or renew insurance contracts and the adoption of the accounting standard related to the presentation of comprehensive income, which is as of  August 8, 2012,  relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Cigna Corporation's Current Report on Form 8-K dated  August 8, 2012.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, PA
August 10, 2012